Exhibit 21.1


NAME                                  JURISDICTION OF                PERCENTAGE
                                      INCORPORATION                   OWNERSHIP
---------------------                 -----------------               ----------
Tengtu United Electronics            China                               57%
Development, Co. Ltd.
(Joint Venture)

TIC Beijing Electronics Co., Ltd.    China                              100%

Edsoft Platforms (Canada) Ltd.       British Columbia, Canada           100%

Edsoft Platforms (H.K.) Ltd.         Hong Kong                         60.2%

ebiztengtu.com, Inc.                 Delaware                           100%



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